 Exhibit 10.19

LEASE

BY AND BETWEEN

VEF III FUNDING, LLC

as Landlord

and

INTERLEAF, INC.
as Tenant

     for premises located at
400 Fifth Avenue, Waltham, MA

LEASE

SECTION 1

Reference Data

         Section 1.1.    Reference Information. Reference in this Lease to any of the following shall have the meaning set forth below:

        Date of this Lease: March __, 2000

        Premises: The following portions (shown on Exhibit A) of the building (the "Building") on the lot (the "Lot") shown on Exhibit B, situated at 400 Fifth Avenue, Waltham, MA: (a) a portion of the First Floor of the Building (the "First Floor Premises"), (b) a portion of the Second Floor of the Building (the "Second Floor Premises"), (c) the entire rentable square footage of the Third Floor of the Building (the "Third Floor Premises") and (d) the entire rentable square footage of the Fourth Floor of the Building (the "Fourth Floor Premises"), all as shown on the plans attached hereto as Exhibit A. The First Floor Premises is comprised of two components: (i) the area shown on Exhibit A-1 as the "First Floor First Stage Premises" and (ii) the area shown on Exhibit A-1 as the "First Floor Second Stage Premises".

        Landlord:     VEF III Funding, LLC, a Delaware limited liability company

        Address of Landlord:     c/o Lend Lease Real Estate Investments, Inc.
                                                 101 Arch Street, Boston, MA 02110

        Tenant: Interleaf, Inc., a Massachusetts corporation

        Address of Tenant:     Before Term Commencement Date: 62 Fourth Avenue, Waltham, MA
                                              On and after Term Commencement Date: at the Premises

        Landlord's Construction Representative: Lynn Scarbo, Meredith & Grew Incorporated

        Tenant's Construction Representative: Kevin Fitzgibbon, Interleaf, Inc.

Term Commencement Date:	(I) July 1, 2000 (the "Initial Term Commencement Date"), with respect to the Third Floor Premises, the Fourth Floor Premises, the - Second Floor Premises and the "First Floor First Stage Premises", and (II) the earlier of (i) the date that Tenant occupies the same for purposes of commencing its business operations or (ii) October 1, 2000 (such earlier date shall be referred to herein as the "First Floor Second Stage Premises Term Commencement Date) with respect to the "First Floor Second Stage Premises."

Term: See Section 2.2

Extension Term:	One five (5) year period beginning on the first day after the expiration of the original term.

Premises Square Footage:	First Floor Premises:	Approximately 14,188 rentable square feet (of which the First Floor First Stage Premises consists of 8,603 rentable square feet and the First Floor Second Stage Premises consists of 5,585 rentable square feet)
	Second Floor Premises:	Approximately 12,229 rentable square feet
	Third Floor Premises:	Approximately 20,079 rentable square feet
	Fourth Floor Premises:	Approximately 20,079 rentable square feet

Building Square Footage:	114,531 rentable square feet

Annual Rent:	(a)	For the period (the "First Initial Rental Period") beginning on the Initial Term Commencement Date and ending on the day before the First Floor Second Stage Premises Term Commencement Date:

$1,646,730 per annum
($137,227.50 per month)

(b)	For the period (the "Second Initial Rental Period") beginning on the first day after the end of the First Initial Rental Period and ending on the day before the third anniversary of the Initial Term Commencement Date:

$1,797,525 per annum
($149,793.75 per month)

(c)	For the period beginning on the first day after the expiration of the Second Initial Rental Period and continuing for a period of three years and three months:

      $ 1,930,675 per annum
($160,889.58 per month)

Notwithstanding the above: (i) Tenant shall not be obligated to make the payments of Annual Rent due for the ninety (90) day period commencing on the Initial Term Commencement Date with respect to the Second Floor Premises, the Third Floor Premises, the Fourth Floor Premises and the First Floor First Stage Premises; and (ii) the monthly payments of Annual Rent for the first three (3) months of the Second Initial Rental Period for the Premises shall be abated by $12,566.25 per month.

Annual Base Operating Costs:	An amount equal to Landlord's Operating Costs (as defined in Section 5.1 of the Lease) for calendar year 2001.

Tax Base Amount:	An amount equal to Landlord's Tax Expenses Allocable to the Premises (as defined in Section 5.3 of the Lease) for the tax fiscal year ending June 30, 2002.

Tenant's Estimated Electrical Charge:	$66,575 per annum

Permitted Uses: For general office purposes.

Public Liability Insurance Limit:	Combined single limit of $5,000,000, or greater amount as reasonably required by Landlord from time to time.

Tenant's Proportionate Fraction:     58.13%

Security Deposit:    $1,100,506.50

Broker:	Meredith & Grew Incorporated and Cushman & Wakefield of Massachusetts, Inc.

     Section 1.2.     Exhibits.     The following Exhibits are attached to and incorporated in this Lease:

                    Exhibit A: Plans of Premises
                    Exhibit B: Description of Lot
                    Exhibit C: Parking Area
                    Exhibit D: Cleaning Specifications
                    Exhibit E: Rules and Regulations
                    Exhibit F: DOME Right of First Offer Space

SECTION 2
Premises and Term

             Section 2.1.     Premises. Landlord hereby leases and demises the Premises to Tenant and Tenant hereby leases the Premises from Landlord, subject to any and all existing encumbrances and other matters of record and subject to the terms and provisions of this Lease, excepting and reserving to Landlord the exterior walls of the Building and further reserving to Landlord the right to place above the dropped ceiling and/or below the floor in the Premises and behind the perimeter walls of the Premises utility lines, pipes, equipment and the like, to serve premises other than the Premises, and to replace and maintain and repair such utility lines, pipes, equipment and the like in, over and upon the Premises as may have been or may be installed by Landlord in the Building. To the extent that the City of Waltham shall require the same, Landlord also reserves the right, on behalf of the other tenants and occupants of the Building, to utilize and to grant to such tenants and occupants and the parties referred to in the next sentence the right to utilize a portion or portions (collectively the "Emergency Access Portion") of the First Floor Second Stage Premises as shall be necessary in Landlord's reasonable discretion as a means of secondary access and egress to and from the Building for fire emergency purposes in the case of a potential fire and the resulting activation of the fire alarm for the Building. To the extent that such means of secondary access and egress via the Emergency Access Portion shall be required by the City of Waltham, Landlord and its tenants and other occupants of the Building and the employees, agents, contractors and invitees of such tenants and occupants shall be entitled to utilize the Emergency Access Portion for emergency fire access and egress purposes only. If such Emergency Access Portion shall be so utilized, Landlord shall install and maintain, at Landlord's expense, electronic or magnetic locking devices on the doors for the Emergency Access Portion that causes such doors to automatically delock when the fire alarm for the Building is activated due to a potential fire and shall have the right to install any necessary devices so as to connect the same with Landlord's emergency fire alarm system.

             The Premises are leased together with the right of Tenant to use the parking areas located on the Lot, in such locations thereon as are designated from time to time by Landlord, for parking (free of a usage charge) by its customers, employees, suppliers and visitors, in common with others from time to time entitled thereto (said parking areas and locations being identified on the plan attached hereto as Exhibit "C"). Tenant's rights to use the parking areas, however, shall be limited to 3.3 spaces per 1,000 square feet of rentable square footage of the Premises. Tenant's usage of such number of parking spaces shall be on an unassigned and unreserved basis. Landlord shall have the right to monitor Tenant's usage of such parking spaces and Landlord shall have the right to establish reasonable rules and regulations with respect to the usage of such parking spaces. Landlord reserves the right from time to time, and at Landlord's sole discretion and after written notice, to alter, reduce or redesign the parking area and to temporarily close portions of the parking area, or to relocate the ingress and egress to and from the parking area and the Building; provided, however, that Landlord's actions shall not result in a permanent diminution of the number of parking spaces Tenant is entitled to use hereunder. Notwithstanding any supervision or control over any parking area on the Lot which Landlord may undertake pursuant to this Lease or otherwise, Tenant acknowledges and agrees that Landlord shall not be responsible or obligated hereunder to furnish any security or security services to any parking areas.

         Tenant and its employees shall also have the right to use, in common with others entitled thereto, the hallways, stairways, and elevator(s), if any, necessary for access and egress to the Premises and other common areas of the Building.

         Section 2.2.     Term.     TO HAVE AND TO HOLD for a term (hereinafter such term plus any extensions hereof shall be referred to herein as the "term" or "Term") beginning on July 1, 2000 (the "Term Commencement Date") and continuing for a period of six (6) years and three (3) months (the "original term").

         Section 2.3.     Option to Extend Term.     Tenant shall have the option to extend the term of this Lease beyond the original term for the Extension Term, provided (i) no default in the obligations of Tenant under this Lease shall exist at the time such option is exercised or as of the first day of the Extension Term; (ii) the original Tenant itself (or "BroadVision" [as such entity is defined herein]) shall be in occupancy of at least 75% of the Premises as of the first day of the Extension Term; and (iii) Tenant shall give notice to Landlord of its exercise of such option not less than one (1) year prior to expiration of the original term. All of the terms and provisions of this Lease shall be applicable during the Extension Term except that (a) Tenant shall have no option to extend the term of the Lease beyond the Extension Term and (b) Annual Rent for the Extension Term shall be the Market Rent, as defined in Section 4.2, as of the first day of the Extension Term but in no event less than the per annum Annual Rent in effect in the last full year of the original term.

     Section 2.4         Right of First Offer On Available Space. Commencing as of the date after the Term Commencement Date on which the Building is 100% leased to tenants and continuing until the date which is three (3) years prior to the last day of the original term, subject to the rights of existing tenants to lease such space, and provided that (i) the original Tenant itself (or Broadvision) is in occupancy of at least 70% of the Premises at the time of Tenant's notice under this Section 2.4; and (ii) no default in the obligations of Tenant hereunder shall exist at the time of Tenant's notice under this Section 2.4, in the event that any space in the Building shall become available for leasing to any tenant (other than the then existing tenant of such space), prior to marketing such space, Landlord shall give Tenant notice of the availability of such space and the rent and other terms and conditions on which Landlord is willing to lease such space. Without limiting the generality of the foregoing sentence, Tenant recognizes and agrees that DOME imaging systems, inc. ("DOME"), an existing tenant of the Building, shall have, until such time as the "DOME Right of First Offer Space" shall have been hereafter leased under a new lease to a third party, a superior right of first offer on that approximately 5,154 rentabl e square feet of space located on the fifth floor of the Building shown on Exhibit F hereto as the "DOME Right of First Offer Space". If DOME exercises its right of first offer to lease the DOME Right of First Offer Space, however, Tenant's right of first offer to lease the DOME Right of First Offer Space shall not arise prior to the date that the term of Landlord's lease with DOME for such DOME Right of First Offer Space (including any extensions of such term) expires or is sooner terminated.

         If (a) Tenant shall not give Landlord notice of Tenant's desire to lease the space identified in Landlord's notice under the prior paragraph within ten (10) days after Landlord's notice or (b) Landlord and Tenant shall not execute and deliver an amendment to this Lease adding such space to the Premises in a mutually acceptable form within twenty (20) days after Tenant gives such notice, Landlord shall be free to lease such space to any other party at any time and from time-to-time thereafter on such terms as Landlord shall determine.

         Section 2.5     Right of First Refusal On Remaining Second Floor Space. Provided that (i) no sublease or subleases shall be in effect at the time of Tenant's notice under this Section 2.5; and (ii) no default in the obligations of Tenant hereunder shall exist at the time of Tenant's notice under this Section 2.5, in the event that Landlord enters into a letter of intent with another party prior to July 1, 2000 for the remaining (i.e., exclusive of the Second Floor Premises leased to Tenant under this Lease) space on the second floor of the Building, prior to consummating a lease pursuant to such letter of intent (the "Second Floor Letter of Intent"), Landlord shall give Tenant notice of the Second Floor Letter of Intent whereupon Tenant shall have the right to lease all (but not just a portion) of the space described in the Second Floor Letter of Intent on the same terms applicable to the Premises, subject to the next sentence. If (a) Tenant shall not give Landlord notice of Tenant's desire to lease the space described in the Second Floor Letter of Intent on the same terms applicable to the Premises hereunder within three (3) business days after Landlord's notice or (b) Landlord and Tenant shall not execute and deliver an amendment to this Lease adding such space to the Premises in a mutually acceptable form within fifteen (15) days after Tenant gives such notice, Landlord shall be free to lease such space to the party identified in the Second Floor Letter of Intent.

SECTION 3
Construction

         Section 3.1     Premises As Is; Landlord's Work. Except for Landlord's obligation to perform the work described on Schedule 1 hereto ("Landlord's Work"), the Premises shall be leased to Tenant in "as is" condition without any further obligation on the part of Landlord to perform any construction therein or to prepare the same for Tenant's occupancy or otherwise. Landlord's Work shall be completed in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable building, fire, health and other codes, regulations, ordinances and laws, and with all applicable insurance regulations. Upon the completion of Landlord's Work, Tenant shall have the right to perform, at Tenant's sole cost and expense, an air quality test(s) of the Premises, and upon the completion of such test(s), Tenant shall provide a copy of the results of such test(s) to Landlord. Any alterations, improvements, additions or construction to the Premises proposed by Tenant shall be subject to Section 8.4 of this Lease. Without limiting the generality of the prior sentence,

Tenant shall not perform any of such proposed work prior to the date on which Landlord's Work shall have been substantially completed.

         Section 3.2.     Preparation of Premises for Occupancy. Landlord agrees to use reasonable efforts to substantially complete construction of Landlord's Work for the Third Floor Premises, the Fourth Floor Premises and the First Floor First Stage Premises on or before May 15, 2000 and, with respect to the First Floor Second Stage Premises, within forty-five (45) days after the existing tenant (i.e., as of the date of this Lease) vacates the same in its entirety (which vacation date is currently scheduled for June 30, 2000). Without limiting the provisions of the prior sentence, the times for completion of construction of Landlord's Work shall be extended by the duration of any delay referred to in Section 12.5 and by the duration of any delays caused by any of the existing tenants in failing to vacate the same on the dates scheduled for such vacation. If for any reason Landlord does not deliver possession of the Third Floor Premises, the Fourth Floor Premises and the First Floor First Stage P remises to Tenant by the Initial Term Commencement Date (unless such failure is caused by Tenant), all rent and other payments due hereunder shall be proportionately abated until delivery of such space in order to reflect the space not so delivered. If for any reason Landlord does not deliver possession of the First Floor Second Stage Premises by the First Floor Second Stage Premises Term Commencement Date (unless such failure is caused by Tenant) the rent and other payments for the First Floor Second Stage Premises shall be abated until delivery of such space to Tenant. Notwithstanding the provisions of this paragraph, if Landlord shall fail for any reason to deliver possession of any portion of the Premises by December 31, 2000, Tenant shall have the right to terminate this Lease by notice given to Landlord on or before January 10, 2001 but only as to the portion not so delivered by December 31, 2000, and not as to any other portions delivered prior to December 31, 2000; provided, however, that if Landlord shall fail to deliver for any reason possession of at least 25% of the Premises by December 31, 2000, Tenant shall have the right to terminate the entire Lease by notice given to Landlord on or before January 10, 2001.

         Landlord's Work for a particular floor of the Premises shall be deemed substantially complete on the date on which construction of the same shall have been substantially completed in accordance with Schedule 1 (with the exception of items that can be completed without material interference to Tenant's construction work), as reasonably certified by Landlord's contractor.

        Landlord warrants that it has good and legal title to the premises, the Building and Lot and has full authority to enter into this Lease and demise the premises to Tenant.

         Section 3.3.     Construction Representatives. Each party authorizes the other to rely in connection with plans and construction upon approval and other actions on the party's behalf by any Construction Representative of the party named in Section 1.1 or any person hereafter designated in substitution or addition by notice to the party relying.

        Section 3.4.     Tenant Improvement Allowance. Landlord shall provide Tenant with a tenant improvement allowance in an amount not exceeding $798,900 in the aggregate (the

"Allowance") to reimburse Tenant for the costs incurred by Tenant in performing initial leasehold improvements to the Premises and for the other items described below in this Section 3.4, including but not limited to architectural and engineering consulting costs, moving costs, telecommunications equipment and installations and the purchase of office furniture, but subject, however, to the limitations described in the next paragraph.

         The Allowance shall be paid to Tenant (in increments of not less $50,000), upon the submission to Landlord of a written requisition with copies of invoices supporting the costs sought to be reimbursed and, if applicable, (a) lien waivers from Tenant's contractors and (b) a certificate from Tenant's architect certifying to the completion of the percentage of work sought to be reimbursed. Landlord shall pay each such approved requisition within twenty (20) days of its receipt. Notwithstanding the foregoing, Landlord shall only be obligated to pay such requisition submitted by Tenant up to the aggregate amount of the Allowance and only to the extent that the amount described in such requisition shall be included in the budget for Tenant's work that has been approved in writing by Landlord prior to May 15, 2000. At least 50% of the Allowance shall be expended for permanent leasehold improvements to the Premises, telecommunications wirin g, equipment and installations, and architectural and engineering costs, and no more than 50% of the Allowance shall be expended for moving costs, the purchase of office furniture and other consultants' costs.

         In no event, however, shall Landlord be obligated (i) to make any payments to Tenant on account of the Allowance prior to the Term Commencement Date or (ii) to make any payments to Tenant on account of the Allowance for requisitions received from Tenant after January 1, 2001, except if Tenant's failure to submit a requisition prior to January 1, 2001 shall be due to Landlord's inability to deliver any portion of the Premises by November 1, 2000.

SECTION 4
Annual Rent

         Section 4.1.     The Annual Rent. Tenant shall pay rent to Landlord at the Address of Landlord or at such other place or to such other person or entity as Landlord may by notice to Tenant from time to time direct, at the Annual Rent set forth in Section 1, in equal installments equal to 1/l2th of the Annual Rent in advance on the first day of each calendar month included in the term, and for any portion of a calendar month at the beginning or end of the term, at that rate payable in advance for such portion.

         Section 4.2.     Market Rent. "Market Rent" shall be computed as of the applicable date at the then current rentals being charged to new or renewal tenants for comparable first class office space located in the vicinity of the Building, taking into account and giving effect to, in determining comparability, without limitation, such considerations as size, location and lease term building quality and tenant improvement allowance.

         Landlord shall initially designate the Market Rent and shall furnish data in support of such designation within forty-five (45) days from receipt of Tenant's notice of its exercise of its option to extend under Section 2.3, except that Landlord shall not be obligated to provide such designation any sooner than the first day of the eleventh (11th) month prior to the commencement of the Extension Term. If Tenant disagrees with Landlord's designation of the Market Rent, then Tenant shall have the right, by written notice given within twenty-one (21) days after Tenant has been notified of Landlord's designation, to submit such Market Rent to arbitration as follows: Market Rent shall be determined by arbitrators, one to be chosen by Tenant, one to be chosen by Landlord and a third to be selected, if necessary, as below provided. Each arbitrator hereunder shall be an MAI-appraiser having at least ten (10) years' experience in appraising rental values for space in properties similar to the Building within a ten (10) mile radius of the Building. If within twenty-one (21) days after Tenant's notice, the parties agree upon a single arbitrato r, Market Rent shall be determined by such arbitrator. The unanimous written decision of the two first chosen without selection and participation of a third arbitrator, or otherwise the written decision of a majority of the three arbitrators chosen and selected as provided herein, shall be conclusive and binding upon Landlord and Tenant. Landlord and Tenant shall each notify the other of its chosen arbitrator within twenty-one (21) days following the call for arbitration and, unless such two arbitrators shall have reached a unanimous decision within thirty (30) days after their designation, then they shall so notify the then President of the Boston Bar Association and request him or her to select an impartial third qualified arbitrator (having the qualifications described above) to determine Market Rent as herein defined. Such third arbitrator and the first two chosen shall hear the parties and their evidence and render their decision within thirty (30) days following the conclusion of such hearing and no tify Landlord and Tenant thereof. Landlord and Tenant shall bear the expense of the third arbitrator (if any) equally. If the dispute between the parties as to Market Rent has not been resolved before the commencement of Tenant's obligation to pay rent under the Lease in Market Rent, then Tenant shall pay rent under the Lease in respect of the premises based upon the Market Rent designated by Landlord until either the agreement of the parties as to the Market Rent or the decision of the arbitrators, as the case may be, at which time Tenant shall pay any underpayment of rent to Landlord, or Landlord shall refund any overpayment of rent to Tenant.

SECTION 5
Operating Cost Escalation

         Section 5.1.     Operating Cost Escalation. Tenant shall pay to Landlord, as Additional Rent, Operating Cost Escalation (as defined below) on or before the 20th day following receipt by Tenant of Landlord's Statement (as defined below). After the end of each calendar year during the Term and after Lease termination, Landlord shall render a statement ("Landlord's Statement") in reasonable detail and according to generally accepted accounting practices, certified by Landlord, and showing for the preceding calendar year or fraction thereof, as the case may be, all of Landlord's operating costs for the Building and Lot ("Landlord's Operating Costs"), including, without limitation, premiums for insurance; compensation and all fringe benefits, worker's compensation, insurance premiums and payroll taxes paid by Landlord to, for or with respect to all persons engaged in the operating, maintaining or cleaning of the Building (including the Premises) and Lot; costs of electricity in ex cess of Tenant's Estimated Electrical Charge and other Estimated Electrical Charges paid by other tenants of the Building including, without limitation, costs of electricity furnished to the Premises and other tenants' premises but excluding electricity separately metered to Tenant or tenants; all other utility charges not billed directly to tenants by Landlord or the utility company; all payments to contractors under service contracts for operating, managing, cleaning, maintaining and repairing the Building (including the Premises) and Lot (which payments may be to affiliates of Landlord, provided the same are at comparable market rates); costs of Building and cleaning supplies and equipment; if the Building shares common areas or facilities with another building or buildings, the Building's allocable share (as reasonably determined by Landlord in accordance with generally accepted accounting principles) of the cost of cleaning, operating, managing (including the cost of the management office for such buildings and facilities), maintaining and repairing such common areas and facilities; and all other reasonable and necessary expenses paid in connection with the cleaning, operating, managing, maintaining, and repairing of the Building and Lot, or either, and properly chargeable against income; it being agreed that if Landlord shall install a new or replacement capital item for the purpose of complying with applicable laws or regulations or intending to reduce Landlord's Operating Costs, the annual amortization (determined by Landlord in accordance with generally accepted accounting principles) of the cost thereof, with interest thereon at the prime rate published in The Wall Street Journal from time to time, shall be included in Landlord's Operating Costs.

       Notwithstanding anything to the contrary contained above, Landlord's Operating Costs shall not include costs and expenses related to the following:

(1)	Interest and amortization on mortgages for the Building and Lot;

(2)	The cost of special services rendered to tenants (including Tenant) for which a special separate charge is made;

(3)	Cost of restoration or replacements occasioned by fire or other casualty or caused by the exercise of eminent domain takings to the extent that Landlord receives insurance or eminent domain proceeds for the same;

(4)	The depreciation or amortization of the Building, or any part thereof;

(5)	Legal or professional fees relating to leasing or financing of the Building;

(6)	Promotional, advertising or marketing expenses; and

(7)	Capital expenditures, except to the extent referenced above in this Section 5.1.

       In determining Landlord's Operating Costs, if (i) less than 95% of the Building shall have been occupied by tenants and fully used by them, at any time during the year, Landlord's Operating Costs shall be extrapolated to an amount equal to the like operating expenses that would normally be expected to be incurred had such occupancy been 95%

and had such full utilization been made during the entire period, or (ii) Landlord is not furnishing any particular work or service (the cost of which, if performed by the Landlord, would be included in Landlord's Operating Costs) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Landlord's Operating Costs shall be deemed for the purpose of this Section 5.1 to be increased by an amount equal to the additional expense that would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant.

       "Operating Cost Escalation" shall be equal to Tenant's Proportionate Fraction of the excess, if any, of:

(a)	Landlord's Operating Costs as indicated by Landlord's Statement; over

(b)	The Annual Base Operating Costs.

        Notwithstanding the above calculation, in no event shall Operating Cost Escalation be less than zero.

        Notwithstanding any other provision of this Section 5.1, if the Term expires or is terminated as of a date other than the last day of a calendar year, then for such fraction of a calendar year at the end of the Term, Tenant's last payment to Landlord under this Section 5.1 shall be made on the basis of Landlord's best estimate of the items otherwise includable in Landlord's Statement and shall be made on or before the later of (a) 20 days after Landlord delivers such estimate to Tenant, or (b) the last day of the Term, with an appropriate payment or refund to be made upon submission of Landlord's Statement.

        Within ninety (90) days after receipt of each Landlord's Statement, Tenant or its agent (but in no event shall such agent be a party or entity whose compensation is based in part or in whole on the amount of discrepancies found) shall have the right to examine Landlord's records relating to Landlord's Operating Costs described in such applicable Landlord's Statement. Landlord shall make all its records relating to the calculation of Landlord's Operating Costs available to Tenant or its agents at reasonable times and upon reasonable advance notice at the Address of Landlord or at the address of Landlord's property manager. Any errors shall be promptly corrected, and any resulting overpayment by Tenant will be credited by Landlord against Tenant's next payment(s) under Section 5.1, and any resulting underpayment by Tenant will be promptly paid by Tenant. If Tenant shall perform such examination for a particular period to which a particular Landlord's Statement relates and it shall be found that Landlord's Operating Costs were overstated in such Landlord's Statement by more than 7%, then Landlord shall also be responsible to pay for Tenant's reasonable costs of performing such examination. In the event that Tenant fails to complete such examination of Landlord's records within such ninety (90) day period described above and notify Landlord in writing of any discrepancies discovered within ten (10) days after completing such examination, Tenant shall be estopped from raising any claims with respect to the items set forth in the applicable Landlord's Statement for the calendar year to which the applicable Landlord's Statement relates.

       Section 5. 2.    Estimated Operating Cost Escalation Payments . If, with respect to any calendar year or fraction thereof during the Term, Landlord reasonably estimates that Tenant shall be obligated to pay Operating Cost Escalation, then Tenant shall pay, as Additional Rent, on the first day of each month of such calendar year and each ensuing calendar year thereafter, estimated monthly escalation payments equal to 1/12th of the estimated Operating Cost Escalation for the respective calendar year, with an appropriate additional payment, credit or refund to be made within thirty (30) days after Landlord's Statement is delivered to Tenant. Landlord may adjust such estimated monthly escalation payment from time to time and at any time during a calendar year, and Tenant shall pay, as Additional Rent, on the first day of each month following receipt of Landlord's notice thereof, the adjusted estimated monthly escalation payment and, on the first of the first month following receipt of Landlord's notice thereof, any deficiency in prior payments made by Tenant prior to such adjustment by Landlord in such calendar year.

       Section 5.3.   If with respect to any Tax Year (hereinafter defined) falling within the Term or fraction of a Tax Year falling within the term at the beginning or end thereof, Landlord's Tax Expenses Allocable to the Premises (hereinafter defined) for a full Tax Year exceed the Tax Base Amount, or for any such fraction of a Tax Year exceed the corresponding fraction of the Tax Base Amount, then, on or before the thirtieth (30th) day following the receipt by Tenant of the certified statement referred to below in this Section 5.3, Tenant shall pay to Landlord, as Additional Rent, the amount of such excess less the monthly estimated payments paid for such corresponding period pursuant to the last paragraph of this Section 5.3.

       Terms used herein are defined as follows:

       (i)   "Tax Year" means the twelve-month period beginning July l each year during the term, or if the appropriate governmental tax fiscal period shall begin on any other date than July l, such other date.

       (ii)   "Landlord's Tax Expenses for the Building and Lot" with respect to any Tax Year means the aggregate real estate taxes on the Building or Lot with respect to that Tax Year, reduced by any abatement receipts with respect to that Tax Year.

       (iii)    "Landlord's Tax Expenses Allocable to the Premises" means Tenant's Proportionate Fraction of Landlord's Tax Expenses for the Building and Lot.

        The term "real estate taxes" as used herein shall mean all taxes, assessments (special, betterment or otherwise, plus any interest thereon), levies, fees, water and sewer rents and charges, and all other government levies and charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are allocable to the term hereof and imposed or levied upon or assessed against the Lot or Building or any rent or other sums payable by any tenants or occupants thereof. Nothing herein shall, however, require Tenant to pay any income taxes, excess profits taxes, excise taxes, franchise taxes, estate, succession, inheritance or transfer taxes, provided, however, that if at any time during the term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property, or in lieu of increases therein, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Building or Lot or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect) measured by or based, in whole or in part, upon gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based ("Substitute Taxes"), shall be included as real estate taxes hereunder, provided, however, that Substitute Taxes shall be limited to the amount thereof as computed at the rates that would be payable if the Building and Lot were the only property of Landlord.

        Landlord shall, upon receipt of the applicable tax bills, render to Tenant a statement certified by Landlord setting forth the amount of Tenant's Additional Rent for real estate taxes in the event Landlord's real estate taxes Allocable to the Premises exceed the Tax Base Amount. To the extent that Tax Expenses shall be payable to the taxing authority in installments with respect to periods less than a Tax Year, the foregoing statement shall be rendered and payments made on account of such installments and computations shall be based upon appropriate prorations of Landlord's Tax Expenses for the Building and Lot and the Tax Base Amount.

         Notwithstanding the foregoing and with respect to any Tax Year or fraction of a Tax Year falling within the Term, Tenant shall pay to Landlord, as Additional Rent, on each payment date for Annual Rent, an amount in respect of real estate taxes determined by subtracting 1/12th of the Tax Base Amount for such Tax Year or fraction of a Tax Year from 1/12th of Landlord's estimate, based on the most current tax bills, of Landlord's Tax Expenses Allocable to the Premises for such Tax Year or fraction of a Tax Year, with an appropriate adjustment within thirty (30) days after delivery of Landlord's statement referred to in this Section 5.3. Landlord may adjust such estimated monthly escalation payment for real estate taxes from time to time and at any time during a calendar year, and Tenant shall pay, as Additional Rent, on the first day of each month following receipt of Landlord's notice thereof, the adjusted estimated monthly escalation payment and, on the first of the first month following receipt of Landlord's notice thereof, any deficiency in prior payments made by Tenant prior to such adjustment by Landlord in such calendar year.

SECTION 6
Insurance.

        Section 6.1.    Tenant's Insurance.  Tenant shall, as Additional Rent, maintain throughout the Term the following insurance:

        (a)    Commercial general liability insurance for any injury to person or property occurring on the Premises, naming as insureds Tenant, Landlord and such persons, including, without limitation, Landlord's property manager, as Landlord shall reasonably designate from time to time, in amounts which shall, at the beginning of the Term, be at least equal to the limits set forth in Section 1, and, from time to time during the term, shall be for such higher limits as are reasonably required by Landlord; and

        (b)    Worker's compensation insurance with statutory limits covering all of Tenant's employees working at the Premises.

         Section 6.2.    Landlord's Insurance.  Landlord shall maintain throughout the Term the following insurance and shall include the costs thereof in Landlord's Operating Costs:

        (a)    Commercial general liability insurance for any injury to person or property occurring in the common areas of the Lot or Building, in such amounts and with such deductibles as Landlord may consider appropriate in its commercially reasonable judgment;

        (b)    All risk fire and casualty insurance on a replacement value, agreed amount basis, together with rental loss coverage and, if Landlord so elects, flood coverage to the extent the same is available, insuring the Building and its rental value, with such deductibles, if any, as Landlord shall consider appropriate in its commercially reasonable judgment; and

        (c)    At Landlord's option, insurance against loss or damage from sprinklers and from leakage or explosions or cracking of boilers, pipes carrying steam or water, or both, pressure vessels or similar apparatus, in the so-called "broad form", in such amounts and with such deductibles as Landlord may consider appropriate, and insurance against such other hazards and in such amounts as may from time to time be required by any bank, insurance company or other lending institution holding a mortgage on the Building.

        Section 6.3.    Tenant Reimbursement of Certain Insurance Costs.  Tenant shall reimburse Landlord for all of Landlord's costs incurred in providing such insurance to the extent attributable to any special endorsement or increase in premium resulting from the business or operations of Tenant or any special or extraordinary hazards resulting therefrom. Landlord agrees to use reasonable efforts to notify Tenant in advance of any anticipated additional insurance premiums resulting from Tenant's specific use of the Premises or the Lot. If any increase in the cost of Landlord's insurance is specifically attributable to any other tenant's business at the Building, such increased insurance costs shall be paid by such tenant and shall not be included in Landlord's Operating Costs.

        Section 6.4.    Requirements Applicable to Insurance Policies.  All policies for insurance required under the provisions of Section 6.1 shall be obtained from responsible companies qualified to do business in the Commonwealth of Massachusetts and in good standing therein, which companies and the amount of insurance allocated thereto shall be subject to Landlord's approval and Landlord's lender's approval. Tenant agrees to furnish Landlord with insurance company certificates of all such insurance and copies of the policies therefor prior to the beginning of the Term hereof and of each renewal policy at least thirty (30) days prior to the expiration of the policy it renews. Each such policy shall be noncancellable with respect to the interest of Landlord and such mortgagees without at least thirty (30) days' prior written notice thereto.

         Section 6.5.    Waiver of Subrogation.  All insurance which is carried by either party with respect to the Premises or to furniture, furnishings, fixtures or equipment therein or alterations or improvements thereto, whether or not required, shall include provisions which either designate the other party as one of the insured or deny to the insurer acquisition by subrogation of rights of recovery against the other party to the extent such rights have been waived by the insured party prior to occurrence of loss or injury, insofar as, and to the extent that such provisions may be effective without making it impossible to obtain insurance coverage from responsible companies qualified to do business in the Commonwealth of Massachusetts (even though extra premium may result therefrom) and without voiding the insurance coverage in force between the insurer and the insured party. On reasonable request, each party shall be entitled to have duplicates or certificates of policies containing such provisions. Each party hereby waives all rights of recovery against the other for loss or injury against which the waiving party is protected by insurance containing said provisions, reserving, however, any rights with respect to any excess of loss or injury over the amount recovered by such insurance.

SECTION 7
Landlord's Covenants

        Section 7.1.    Quiet Enjoyment.  Tenant, on paying the rent and performing its obligations hereunder, shall peacefully and quietly have, hold and enjoy the Premises throughout the Term without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to all the terms and provisions hereof.

        Section 7.2.    Maintenance and Repair.  Subject to the provisions of Section 9, Landlord shall maintain the roof, walls, subfloors, structural supports, foundation and exterior of the Building and all standard common plumbing, electrical, mechanical, heating, ventilating and air conditioning systems installed by Landlord (but excluding (i) all special systems installed by Tenant or by Landlord at Tenant's request, (ii) the fire suppression, life safety and HVAC systems servicing the computer room located in the Third Floor Premises and (iii) the kitchen equipment, sink and showers located in the First Floor Premises and (iv) repairs or replacement occasioned by any act or negligence of Tenant, its agents, customers or employees, all of which Tenant shall be solely responsible for) in good order, repair and condition and shall maintain and clean the interior common areas in the Building in accordance with the specifications attached hereto as Exhibit D. Landlord shall have thirty (30) days after notice from Tenant to perform any necessary maintenance or repairs provided, however, that if such maintenance or repairs cannot be completed within thirty (30) days, Landlord shall use reasonable efforts to commence the maintenance or repair within such thirty (30) day period.

        Section 7.3.    Exterior Common Areas and Facilities.  Landlord shall maintain all lawns and planted areas within the Lot and clean and maintain and provide snow plowing for all parking areas, walks and driveways on the Lot, subject to the provisions of Section 9.

        Section 7.4.    Heating and Air Conditioning.  From 8:00 a.m. to 6:00 p.m. Monday through Friday and from 8:00 a.m. to l:00 p.m. on Saturdays (in all cases, holidays excluded), Landlord shall furnish heating and cooling as normal seasonal variations may require to provide reasonably comfortable space under normal business operations and an occupancy of not more than one person per 200 square feet of usable floor area in order to provide temperatures reasonably similar to other similar buildings in the general Waltham, Massachusetts vicinity. Should Tenant require air conditioning or heating outside the hours and days herein specified, Landlord shall furnish such service, and Tenant shall pay to Landlord such charges therefor as Landlord may from time to time specify. Landlord's charge for air conditioning or heating beyond such hours is currently $40.00 per additional hour (or portion thereof). Tenant agrees to cooperate with Landlord and to abide by all Building regulations which Landlord may, from time to time, reasonably prescribe for the proper functioning and protection of any heating, ventilating and air conditioning systems and in order to maximize the effect thereof. Notwithstanding anything to the contrary set forth in this Section 7.4 or otherwise in this Lease, Landlord may institute such reasonable policies, programs and measures as may be necessary, required or expedient for the conservation or preservation of energy or energy services, or as may be necessary or required to comply with applicable codes, rules, regulations and standards.

        Section 7.5.    Electricity.  Landlord, in its sole discretion, will either (a) furnish electricity to the Premises sufficient to operate normal lighting and business machines approved by Landlord (exclusive, however, of Tenant's electrical needs for computers and similar equipment having special power or environmental requirements and in no event shall Landlord be obligated to furnish electricity to supply a requirement in excess of 3.0 watts per square foot of usable area of the Premises), charging for such service, in addition to Tenant's obligations to pay Operating Cost Escalation under Section 5.1, the Tenant's Estimated Electrical Charge (which may be increased at any time during the Term if the actual electricity cost for the Premises, as reasonably determined by Landlord, is greater than the Tenant's Estimated Electrical Charge), to be paid by Tenant as Additional Rent in equal monthly installments on the same day in each month that rental payments are due and payable hereunder, or (b) elect, at any time during the term, to cause electricity furnished to the Premises to be separately metered, in which event all charges for electricity consumed on the Premises will be billed directly to, and paid by, Tenant, and Tenant thereafter will not be required to pay Tenant's Estimated Electrical Charge. The cost of any such electric meter and the cost of installation, repair and replacement thereof shall be borne by Landlord but shall be recoverable through inclusion in Landlord's Operating Costs.

        Whether or not Landlord is furnishing electricity to Tenant, if Tenant shall require electricity in excess of the quantity to be furnished under the preceding paragraph, Tenant shall upon demand reimburse Landlord for the cost of such excess electricity. If (a) in Landlord's judgment, Landlord's facilities are inadequate for such excess requirements, or (b) such excess use shall result in an additional burden on the Building's or office park's utility systems or additional cost on account thereof, as the case may be, Tenant shall upon demand reimburse Landlord for all additional costs related thereto.

        Landlord shall furnish and install the bulbs required within the Premises as of the Term Commencement Date, and thereafter Landlord, at Tenant's sole cost and expense, shall replace and install all ballasts, lamps and bulbs (including, but not limited to, incandescent and flourescent) used in the Premises. All such replacements shall be of a type, color and size as shall be designated by Landlord.

        Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if the quantity, character, or supply of electricity is changed or is no longer available or suitable for Tenant's requirements.

        Section 7.6.    Cleaning.  Landlord shall cause the Premises, at Landlord's expense (but recoverable through inclusion in Landlord's Operating Costs), to be cleaned substantially as set forth in the Cleaning Specifications attached as Exhibit D - Cleaning Specifications.

        Section 7.7.    Interruptions.  Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from power losses or shortages or from the necessity of Landlord's entering the Premises for any of the purposes authorized by this Lease or for repairing the Premises or any portion of the Building or Lot. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any service or performing any other obligation to be performed on Landlord's part, by reason of any cause, Landlord shall not be liable to Tenant therefor, nor shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to any claim by Tenant that such failure constitutes actual or constructive, total or partial, eviction from the Premises; provided, however, that if same is due to the gross negligence or willful misconduct of Landlord, or its agents, employees, contractors or invitees and Tenant's use of the premises is materially adversely affected by the interruption in an essential utility service for more than a 30 day consecutive period, Tenant shall be entitled, as its sole and exclusive remedy, to an equitable abatement of rent for each day after such 30 day period that such interruption continues.

        Landlord reserves the right to stop any service or utility system when necessary by reason of accident or emergency or until necessary repairs have been completed. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

        Landlord also reserves the right to institute such reasonable policies, programs and measures as may be necessary, required or expedient for the conservation or preservation of energy or energy services or as may be necessary or required to comply with applicable codes, rules, regulations or standards. In so doing, Landlord shall make reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

         Section 7.8    Tenant's Access to Building.  During normal Building hours, access to the Premises shall be freely available, subject to interruption due to causes beyond Landlord's reasonable controls and reasonable control and subject to reasonable security restrictions. During other periods, Tenant shall have access to the Premises through use of an entry door card access system, but such access shall always be subject to reasonable rules and regulations from time to time established for the Building by Landlord (and shall be subject to interruption due to causes beyond Landlord's reasonable control). Tenant acknowledges that Tenant is responsible for providing security to the Premises following Tenant's entry onto the Premises for any reason and for its own personnel whenever located therein. Subject to the foregoing, Landlord shall, at all times, retain the right to control and prevent such access by all persons whose presence, in the sole discretion of Landlord, shall be prejudicial to the safety, protection, character, reputation and interests of the Building and its tenants or occupants. Landlord shall in no case be liable for damages resulting from any error with regard to the admission or exclusion of any person to or from the Building.

SECTION 8
Tenant's Covenants

        Section 8.1.    Use.  Tenant shall use the Premises only for the Permitted Uses and shall from time to time procure all licenses and permits necessary therefor at Tenant's sole expense.

         Section 8.2.    Repair and Maintenance.  Except as otherwise provided in Sections 7 and 9, Tenant shall keep the Premises (but not the systems serving the Premises except Tenant shall be responsible to repair and maintain in good order and condition and replace as necessary (i) all special systems installed by Tenant or by Landlord at Tenant's request, (ii) the fire suppression, life safety and HVAC systems servicing the computer room located in the Third Floor Premises and (iii) the kitchen equipment, sink and showers located in the First Floor Premises) in good order, condition and repair and in at least as good order, condition and repair as they are in on the Commencement Date or may be put in during the term, reasonable use and wear and damage due to fire or other insured casualty or eminent domain only excepted; and to make as and when needed as a result of misuse by, or neglect or improper conduct of, Tenant or Tenant's servants, employees, agents, invitees or licensees or otherwise, all repairs in and about the Premises necessary to preserve them in such repair, order and condition, which repairs shall be in quality and class equal to the original work . Tenant shall make all repairs and replacements and do all other work necessary for the foregoing purposes whether the same may be ordinary or extraordinary, foreseen or unforeseen. Tenant shall keep in a safe, secure and sanitary condition all trash and rubbish temporarily stored at the Premises.

        Section 8.3.    Compliance with Law and Insurance Requirements. Tenant shall make all repairs, alterations, additions or replacements to the Premises required by any law or ordinance or any order or regulation of any public authority arising from Tenant's use of the Premises or alterations, improvements or additions to the Premises performed by Tenant and shall keep the Premises equipped with all safety appliances so required. Tenant shall not dump, flush, or in any way introduce any hazardous substances or any other toxic substances into the septic, sewage or other waste disposal system serving the Premises, or generate, store or dispose of hazardous substances in or on the Premises or dispose of hazardous substances from the Premises to any other location without the prior written consent of Landlord and then only in compliance with the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §6901 et seq., the Massachusetts Hazardous Waste Management Act, M.G.L. c.21C, as amended, the Massachusetts Oil and Hazardous Material Release Prevention and Response Act, M.G.L. c. 21E, as amended, and all other applicable codes, regulations, ordinances and laws. Tenant shall notify Landlord of any incident which would require the filing of a notice under Chapter 232 of the Acts of 1982 and shall comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises. "Hazardous substances" as used in this Section shall mean "hazardous substances" as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601 and regulations adopted pursuant to said Act.

        Landlord may, if it so elects, make any of the repairs, alterations, additions or replacements referred to in this Section which affect the Building structure or the Building systems, and Tenant shall reimburse Landlord for the cost thereof on demand.

        Tenant will provide Landlord, from time to time upon Landlord's request, with all records and information regarding any hazardous substance maintained on the Premises by Tenant.

        Landlord shall have the right, at Tenant's expense, to make such inspections as Landlord shall reasonably elect from time to time to determine if Tenant is complying with this Section.

        Tenant shall comply promptly with the recommendations of any insurer, foreseen or unforeseen, ordinary as well as extraordinary, which may be applicable to the Premises, by reason of Tenant's use thereof. In no event shall any activity be conducted by Tenant on the Premises which may give rise to any cancellation of any insurance policy or make any insurance unobtainable.

        Section 8.4.    Tenant's Work.  Tenant shall not make any installations, alterations, additions or improvements in or to the Premises, including, without limitation, any apertures in the walls, partitions, ceilings or floors, without on each occasion obtaining the prior written consent of Landlord; provided, however, that (i) Landlord shall not unreasonably withhold or delay its consent to any installations, alterations, additions or improvements which do not affect the Building systems or the structure of the Building or its components; and (ii) Landlord's consent shall not be required for any work that does not affect the Building systems or the structure of the Building or its components so long as such work shall not cost in excess of $10,000 to complete. Any such work so consented to by Landlord shall be performed only in accordance with plans and specifications therefor approved by Landlord. Tenant shall procure at Tenant's sole expense all necessary permits and licenses before undertaking any work on the Premises and shall perform all such work in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws and with all applicable insurance requirements. If requested by Landlord, Tenant shall furnish to Landlord prior to the commencement of any such work a bond or other security acceptable to Landlord assuring that any work by Tenant will be completed in accordance with the approved plans and specifications. Tenant shall keep the Premises at all times free of liens for labor and materials. Tenant shall employ for such work only contractors approved by Landlord and shall require all contractors employed by Tenant to carry worker's compensation insurance in accordance with statutory requirements and commercial general liability insurance covering such contractors, and naming Landlord, Landlord's property manager and Tenant as additional insureds, on or about the Premises in amounts at least equal to the limits set forth in Section 1 and to submit certificates evidencing such coverage to Landlord prior to the commencement of such work. Tenant shall save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work. Landlord may inspect the work of Tenant at reasonable times and give notice of observed defects.

        Section 8.5.    Indemnity.  Tenant shall defend, with counsel approved by Landlord, all actions against Landlord, any partner, trustee, stockholder, officer, director, employee, agent or beneficiary of Landlord, holders of mortgages secured by the Building and any other party having an interest in the Premises ("Indemnified Parties") with respect to, and shall pay, protect, indemnify and save harmless, to the extent permitted by law, all Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from: (a) injury to or death of any person, or damage to or loss of property, occurring in or about the Premises or connected with the use, condition or occupancy of any thereof unless caused by the negligence of Landlord or its servants or agents; (b) violation of this Lease by Tenant; or (c) any act, fault, omission, or other misconduct of Tenant or its agents, contractors, licensees, sublessees or invitees.

        Section 8.6.    Landlord's Access.  (a) Tenant shall permit Landlord, Landlord's agents and contractors, and appropriate public utility service providers to erect, use and maintain, repair and replace concealed ducts, pipes, lines and conduits in and through the Premises provided such use does not cause the usable area of the Premises to be reduced beyond a de minimis amount. Landlord shall promptly repair any damage to the Premises or Tenant's personal property caused by any work performed pursuant to this Section 8.6(a).

        (b)    Landlord, any ground lessor or mortgagee and any other party designated by Landlord and their respective agents shall have the right to enter the Premises at all reasonable times, upon reasonable notice (which notice may be oral) except in the case of emergency (when no notice shall be required), (I) to examine the Premises during the Term, (II) to show the Premises during the Term to prospective purchasers, mortgagees or ground lessors of the Building and their respective agents and representatives or others, and during the last 12 months of the Term (unless Tenant exercises its option to extend pursuant to Section 2.3, in which event the last twelve months of the Extension Term) to prospective tenants, and (III) during the Term to make such repairs, alterations or additions to the Premises or the Building (i) as Landlord may deem necessary or appropriate, (ii) which Landlord may elect to perform following Tenant's failure to perform, or (iii) to comply with any legal requirements, and Landlord shall be allowed to take all materials into the Premises that may be required for the performance of such work without the same constituting an actual or constructive eviction of Tenant in whole or in part and without any abatement of rent.

        (c)    All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises (including exterior Building walls, exterior core corridor walls, and doors and entrances other than doors and entrances solely connecting areas within the Premises), all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, mail chutes, conduits and other mechanical facilities, Building systems and Building facilities are not part of the Premises, and Landlord shall have the use thereof and access thereto through the Premises for the purposes of Building operation, maintenance, alteration, improvement and repair.

        (d)    If, during the last twelve (12) months of the Term, Tenant removes all or substantially all of Tenant's property from the Premises and vacates the same, Landlord may, upon prior notice to Tenant (which notice may be oral), renovate and/or redecorate the Premises, without abatement of any rent or incurring any liability to Tenant. Such acts shall not be deemed an actual or constructive eviction and shall have no effect upon this Lease.

        Section 8.7.    Alterations to Building.  Landlord shall have the right at any time or from time to time, in its sole discretion, to (a), upon at least ninety (90) days prior notice to Tenant, change the name, number or designation by which the Building is commonly known, and (b) alter the Building to change the arrangement or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building without any such acts constituting an actual or constructive eviction and without incurring any liability to Tenant, so long as such changes do not deprive Tenant of commercially reasonable access to the Premises.

        Section 8.8.    Personal Property at Tenant's Risk.  All furnishings, fixtures, equipment, effects and property of every kind of Tenant and of all persons claiming by, through or under Tenant which may be on the Premises, shall be at the sole risk and hazard of Tenant and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage shall be charged to or to be borne by Landlord, except that Landlord shall not be indemnified or held harmless or exonerated from any liability to Tenant for any injury, loss, damage or liability caused by Landlord's negligence or willful misconduct except to the extent, in the case of Landlord's negligence, the loss is covered by Tenant's insurance. Tenant shall be solely responsible to insure Tenant's personal property.

        Section 8.9.    Payment of Landlord's Cost of Enforcement.  Tenant shall pay, on demand, Landlord's expenses, including reasonable attorney's fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease as provided in Section 10.4.

        Section 8.10.    Yield Up.  At the expiration of the term or earlier termination of this Lease, Tenant shall surrender all keys to the Premises, remove all of its trade fixtures and personal property in the Premises, remove such installations and improvements made by Tenant as Landlord may request and all Tenant's signs wherever located, repair all damage caused by such removal and yield up the Premises (including all installations and improvements made by Tenant which Landlord shall not request Tenant to remove) broom-clean and in the same good order and repair in which Tenant is obliged to keep and maintain the Premises under this Lease. Any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine, and Tenant shall pay Landlord the entire cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements to the Premises and for use and occupancy during the period after the expiration of the term and prior to Tenant's performance of its obligations under this Section 8.10.

         Section 8.11.    Estoppel Certificate.  Upon not less than ten (10) business days' prior written request by Landlord or Tenant, the non-requesting party shall execute, acknowledge and deliver to the requesting party a statement in writing certifying that this Lease is unmodified and in full force and effect and that, except as stated therein, the non-requesting party has no knowledge of any defenses, offsets or counterclaims against the non-requesting party's obligations under the Lease, including any payments due thereunder, (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), the dates to which the Annual Rent and Additional Rent and other charges have been paid and a statement that the requesting party is not in default hereunder (or if in default, the nature of such default, in reasonable detail). Any such statement delivered pursuant to this Section 8.11 may be relied upon by any prospective purchaser or mortgagee of the Building or any permitted sublessee or assignee of this Lease.

        Section 8.12.    Landlord's Expenses Re Consents.  Tenant shall reimburse Landlord promptly on demand for all reasonable legal and other expenses incurred by Landlord in connection with all requests by Tenant for consent or approval hereunder.

       Section 8.13.   Rules and Regulations.  Tenant shallcomply with the Rules and Regulations attached hereto as Exhibit E and such other reasonable Rules and Regulations as may be adopted from time to time by Landlord to provide for the beneficial operation of the Lot and Building; provided, however, that Landlord shall not discriminate against Tenant in the enforcement of such Rules and Regulations.

       Section 8.14.   Holding Over.  Tenant shall vacate the Premises immediately upon the expiration or sooner termination of this Lease. If Tenant retains possession of the Premises or any part thereof after the termination of the term without Landlord's express consent, Tenant shall pay Landlord rent at double the monthly rate specified in Section 1 (most recently in effect just prior to such termination) for the time Tenant thus remains in possession and, in addition thereto, shall pay Landlord for all damages, consequential as well as direct, sustained by reason of Tenant's retention of possession. The provisions of this Section do not exclude Landlord's rights of re-entry or any other right hereunder, including without limitation, the right to remove Tenant through summary proceedings for holding over beyond the expiration of the term of this Lease.

        Section 8.15.   Assignment and Subletting . Tenant shall not assign, transfer, mortgage or pledge this Lease or grant a security interest in Tenant's rights hereunder or sublease (which term shall be deemed to include the granting of concessions and licenses and the like) all or any part of the Premises or suffer or permit this Lease or the leasehold estate hereby created or any other rights arising under this Lease to be assigned, transferred or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the occupancy of the Premises by anyone other than Tenant; provided, however, that (a) Tenant shall have the right to sublease the Premises or assign this Lease to any entity that controls, is controlled by or is under common control with Tenant without Landlord's prior consent so long as Tenant provides Landlord with prior written notice thereof and so long as such entity, in the case of an assignment, assumes all of the Tenant's obligations hereunder by a written instrument approved by Landlord and so long as such entity shall have a net worth immediately after such assignment at least equal to that of Tenant as of the date of this Lease; and (b) Tenant shall have the right, subject to the below provisions of this Section 8.15, to sublet all or portions of the Premises to third parties upon obtaining Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed. In connection with any request by Tenant for such consent to an assignment or subletting, Tenant shall submit to Landlord in writing (i) the name of the proposed assignee or subtenant, (ii) such information as to its reputation, financial responsibility and standing as Landlord may reasonably require, including, without limitation, business references and references from prior landlords, and (iii) all of the terms and provisions upon which the proposed assignment or subletting is to be made. As additional rent, Tenant shall reimburse Landlord promptly for reasonable legal and other expenses incurred by Landlord in connection with any request by Tenant for consent to any assignment or subletting.  Any sale or transfer after the date hereof, whether to one or more persons or entities and whether at one or more different times, and whether voluntarily, involuntarily, by operation of law or otherwise (including, without limitation, upon a merger, consolidation, reorganization or other such transaction), of (a) all or substantially all of Tenant's assets or (b) of a total of fifty percent (50%) or more of the shares of capital stock of any corporation which is then the legal tenant under this lease or the legal subtenant under any permitted sublease hereunder shall be deemed an assignment within the meaning of this Section 8.15, except that so long as (i) BroadVision shall have a net worth at the time of the proposed sale or transfer of at least $150,000,000 (as evidenced by financial statements and other written information reasonably requested by Landlord) and (ii) Tenant shall not be in default under this Lease beyond the expiration of applicable notice and cure periods at the time of such sale or transfer (including, without limitation upon a merger or other such transaction), Landlord shall consent to the sale or transfer to BroadVision of all or substantially all of Interleaf, Inc.'s assets or a transfer to BroadVision of 50% or more of Interleaf, Inc.'s capital stock.

        Notwithstanding whether or not Landlord consents to any subletting or assignment:  (i) in no event shall Tenant sublet to more than three subtenants at any one time; and (ii) in no event shall Tenant enter into negotiations to assign this Lease or sublet, or offer to assign or sublet, or sublet or assign to any of the other tenants of the Building or to any party with whom Landlord is then negotiating with respect to other space in the Building.

        Notwithstanding anything to the contrary contained in this Section 8.15, provided that (i) Tenant shall not be in default under this Lease beyond the expiration of applicable notice and cure periods at the time of the "BroadVision Assignment;" (ii) BroadVision, Inc., a Delaware corporation ("BroadVision") shall have a net worth at the time of the proposed assignment by Interleaf, Inc. of this Lease of at least $150,000,000.00 (as evidenced by financial statements and other written information reasonably requested by Landlord); (iii) BroadVision enters into a written assignment and assumption agreement in a form satisfactory to Landlord with Interleaf, Inc. and Landlord whereby BroadVision accepts the assignment of this Lease by Interleaf, Inc. and agrees to assume all of the obligations of Interleaf, Inc. under this Lease from the initial date of this Lease and continuing through the expiration of the term of the Lease, including any Extension Term); and (iv) BroadVision provides the Landlord with legal existing certificates and corporate resolutions evidencing the entity status of BroadVision as of the date of the assignment and the authority of BroadVision to enter into the assignment and assumption of this Lease, Landlord shall consent to an assignment of this Lease by Interleaf, Inc. to BroadVision (the "BroadVision Assignment").

        Any attempted assignment, transfer, mortgage, pledge, grant of security interest, sublease or other encumbrance, except with the prior consent thereto by Landlord, shall be void. No assignment, transfer, mortgage, grant of security interest, sublease or other encumbrance, whether or not consented to (and whether or not any consent shall have been required hereunder), and no indulgence granted by Landlord to any assignee or sublessee, shall in any way impair the continuing primary liability (which after an assignment shall be joint and several with the assignee) of Tenant hereunder, and no consent in a particular instance shall be deemed to be a waiver of the obligation to obtain Landlord's consent in any other case.

        If for any assignment or sublease Tenant shall receive rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the rent called for hereunder (or in the case of the sublease of part, in excess of such rent allocable to the part) after appropriate adjustments to assure that all other payments called for hereunder are taken into account and after subtracting from such excess amount the following expenses incurred by Tenant as a result of the assignment or subletting of such space, all amortized ratably over the term of the sublease or assignment: (i) any leasehold improvements made to the Premises on account thereof; (ii) any commercially reasonable brokerage commissions paid therefor; and (iii) any commercially reasonable attorneys' fees paid by Tenant therefor, Tenant shall pay to Landlord, as Additional Rent, 50% of such excess of such payment of rent or other consideration received by Tenant, promptly after its receipt.

        Section 8.16.    Overloading and Nuisance.  Tenant shall not injure, overload, deface or otherwise harm the Premises, commit any nuisance, permit the emission of any objectionable noise, vibration or odor, make, allow or suffer any waste or make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate any of Landlord's insurance.

SECTION 9
Casualty or Taking

        Section 9.1.    Termination.  In the event that 35% or more of the Building shall be destroyed or damaged by fire or casualty (a "Casualty") then this lease may be terminated by Landlord by notice given to Tenant within sixty (60) days after the Casualty.

        In the event that the Premises or a substantial portion thereof (or all reasonable means of access to the Premises) shall be destroyed or damaged by a Casualty and if Landlord's architect, engineer or contractor shall determine that it will require in excess of 210 days from the date of Landlord's receipt of insurance proceeds to restore the Premises (or the reasonable means of access thereto), this Lease may be terminated by either Landlord or Tenant by notice to the other given within sixty (60) days after the Casualty. In the event of a termination of this Lease under this Section 9.1, Annual Rent and Additional Rent shall be abated, according to the nature and extent of the damages to the Premises, from the date of the Casualty until such termination, provided, however, that in no event shall Tenant be entitled to any abatement of rent on account of a Casualty if such casualty was caused by the negligence or willful misconduct of Tenant or Tenant's agents, employees or contractors.

        In the event that greater than twenty (20) percent of the Building or greater than ten (10) percent of the Lot shall be taken by any public authority or for any public use or destroyed by the action of any public authority (a "Taking") then this Lease may be terminated by Landlord effective on the effective date of the Taking.

        In the case of a Taking of a substantial portion of the Premises or of all reasonable means of access thereto, Landlord or Tenant shall have the right to terminate this Lease effective as of the date of such Taking. In the case of a Taking under this Section 9.1 that entitles either party to elect to terminate this Lease, such election, which may be made notwithstanding the fact that Landlord's or Tenant's entire interest may have been divested, shall be made by the giving of notice by Landlord or Tenant to the other within thirty (30) days after Landlord or Tenant, as the case may be, shall receive notice of the Taking.

        In the case of a Taking of a substantial portion of the Premises or of all reasonable means of access thereto, Landlord or Tenant shall have the right to terminate this Lease effective as of the date of such Taking. In the case of a Taking under this Section 9.1 that entitles either party to elect to terminate this Lease, such election, which may be made notwithstanding the fact that Landlord's or Tenant's entire interest may have been divested, shall be made by the giving of notice by Landlord or Tenant to the other within thirty (30) days after Landlord or Tenant, as the case may be, shall receive notice of the Taking.

        Section 9.2.    Restoration.  In the event of a Taking or a Casualty, unless Landlord or Tenant shall exercise an election to terminate provided in Section 9.1, this Lease shall continue in force and a just proportion of the Annual Rent and other charges hereunder, according to the nature and extent of the damages sustained by the Premises, but not in excess of an equitable portion of the net proceeds of insurance recovered by Landlord under the rental insurance carried pursuant to Section 6.2, shall be abated until the Premises, or what may remain thereof, shall be put by Landlord in proper condition for use subject to zoning and building laws or ordinances then in existence, which, unless Landlord or Tenant has exercised its option to terminate pursuant to Section 9.1, Landlord covenants to do with reasonable diligence at Landlord's expense. Landlord's obligations with respect to restoration shall not require Landlord to expend more than the net proceeds of insurance recovered or damages awarded for such Casualty or Taking and made available for restoration by Landlord's mortgagees. "Net proceeds of insurance recovered or damages awarded" refers to the gross amount of such insurance or damages less the reasonable expenses of Landlord in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services.

        Section 9.3.    Award.  Irrespective of the form in which recovery may be had by law, all rights to damages or compensation shall belong to Landlord in all cases. Tenant hereby grants to Landlord all of Tenant's rights to such damages and compensation and covenants to deliver such further assignments thereof as Landlord may from time to time request.

SECTION 10
Default

        Section 10.1.    Events of Default.  If

        (a)    Tenant shall default in the performance of any of its obligations to pay the Annual Rent, Additional Rent or any other sum payable hereunder and if such default shall continue for five (5) days after notice to Tenant; provided, however, that Landlord shall not be obligated to provide such notice of non-payment to Tenant if within the then prior twelve calendar month period, Landlord has provided two such notices of non-payment to Tenant;

        (b)    Tenant shall default in the performance of any of its other obligations hereunder and if such default shall continue for thirty (30) days; provided, however, that such thirty (30) day period shall be extended for such additional time as is necessary to cure such default if such obligation cannot be cured within such initial thirty (30) day period and provided that Tenant shall have commenced the necessary cure within such initial thirty (30) day period, but in no event shall the total cure period for such default (inclusive of the initial thirty (30) day period) be greater than ninety (90) days.

        (c)    if any assignment for the benefit of creditors shall be made by Tenant;

        (d)    if Tenant's leasehold interest shall be taken on execution or other process of law in any action against Tenant;

        (e)    if a lien or other involuntary encumbrance is filed against Tenant's leasehold interest, and is not discharged within thirty (30) days thereafter;

        (f)    if a petition is filed by Tenant for liquidation, or for reorganization or an arrangement or any other relief under any provision of the Bankruptcy Code as then in force and effect; or

        (g)    if an involuntary petition under any of the provisions of said Bankruptcy Code is filed against Tenant and such involuntary petition is not dismissed within sixty (60) days thereafter, then, and in any of such cases, Landlord and the agents and servants of Landlord lawfully may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter and without demand or notice and with or without process of law (forcibly, if necessary) enter into and upon the Premises or any part thereof in the name of the whole, or mail a notice of termination addressed to Tenant, and repossess the same as of Landlord's former estate and expel Tenant and those claiming through or under Tenant and remove its and their effects without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenant, and upon such entry or mailing as aforesaid this Lease shall terminate, Tenant hereby waiving all statutory rights (including, without limitation, rights of redemption, if any) to the extent such rights may be lawfully waived. Landlord, without notice to Tenant, may store Tenant's effects, and those of any person claiming through or under Tenant at the expense and risk of Tenant, and, if Landlord so elects, may sell such effects at public auction or private sale and apply the net proceeds to the payment of all sums due to Landlord from Tenant, if any, and pay over the balance, if any, to Tenant.

        Section 10.2.    Remedies.  In the event that this Lease is terminated under any of the provisions contained in Section 10.1, Tenant shall pay forthwith to Landlord, as compensation, the excess of the total rent reserved for the residue of the Term over the fair market rental value of the Premises for the residue of the term; provided that such excess amount shall be computed by discounting such excess amount at the then applicable discount rate of the Federal Reserve Bank located in Boston, Massachusetts. In calculating the rent reserved there shall be included, in addition to the Annual Rent and Additional Rent, the value of all other considerations agreed to be paid or performed by Tenant during the residue. As additional and cumulative obligations after any such termination, Tenant shall also pay punctually to Landlord all the sums and shall perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant pursuant to the preceding sentence, Tenant shall be credited with any amount paid to Landlord pursuant to the first sentence of this Section 10.2 and also with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all Landlord's expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, reasonable fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (i) relet the Premises or any part or parts thereof for a term or terms which may at Landlord's option be equal to or less than or exceed the period which would otherwise have constituted the balance of the term hereof and may grant such concessions and free rent as Landlord in its reasonable judgment considers advisable or necessary to relet the same and (ii) make such alterations, repairs and decorations in the Premises as Landlord in its reasonable judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or to collect rent under reletting shall operate or be construed to release or reduce Tenant's liability as aforesaid.

        Section 10.3.    Remedies Cumulative.  Except as otherwise expressly provided herein, any and all rights and remedies which Landlord may have under this Lease and at law and equity shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time to the greatest extent permitted by law.

        Section 10.4.    Landlord's Right to Cure Defaults.  At any time following twenty (20) days' prior notice to Tenant (except in cases of emergency when no notice shall be required), Landlord may (but shall not be obligated to) cure any default by Tenant under this Lease, and whenever Landlord so elects, all costs and expenses incurred by Landlord, including reasonable attorneys' fees, in curing a default shall be paid by Tenant to Landlord as Additional Rent on demand, together with interest thereon at the rate provided in Section 10.7 from the date of payment by Landlord to the date of payment by Tenant.

        Section 10.5.    Effect of Waivers of Default.  Any consent or permission by Landlord to any act or omission which otherwise would be a breach of any covenant or condition herein, or any waiver by Landlord of the breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, or otherwise operate to permit the same or similar acts or omissions except as to the specific instance. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord or of any of Landlord's remedies on account thereof, including its right of termination for such default.

        Section 10.6.    No Accord and Satisfaction.  No acceptance by Landlord of a lesser sum than the Annual Rent, Additional Rent or any other sum then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, unless Landlord elects by notice to Tenant to credit such sum against the most recent installment due. Any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge shall not be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other remedy under this Lease or otherwise.

        Section 10.7.    Interest on Overdue Sums; Late Charge.  If Tenant fails to pay Annual Rent, Additional Rent or other sums payable by Tenant to Landlord within five (5) days after the due date thereof (i.e., the due date disregarding any requirement of notice from Landlord or any period of grace allowed to Tenant), the amount so unpaid shall bear interest at a variable rate (the "Delinquency Rate") equal to four percent (4%) in excess of the prime rate published in The Wall Street Journal from time to time in effect commencing with the due date and continuing through the day on which payment of such delinquent payment with interest thereon is paid. If such rate is in excess of any maximum interest rate permissible under applicable law, the Delinquency Rate shall be the maximum interest rate permissible under applicable law.

        In addition to all of the rights and remedies of Landlord set forth in this Lease, including the above paragraph, if Tenant shall fail to pay any item of rental due hereunder (whether denominated as Annual Rent, Additional rent or otherwise) within five (5) days after the same shall have become due and payable (i.e., the due date disregarding any requirement of notice from Landlord or any period of grace allowed to Tenant), then and in such event Tenant shall also pay to Landlord a late payment service charge (in order to partially defray Landlord's administrative and other overhead expenses) equal to the greater of three hundred (300) dollars or one percent (1%) of such unpaid sum. It being understood that nothing herein shall be deemed to extend the due date for payment of any sums required to be paid by Tenant hereunder or to relieve Tenant of its obligation to pay such sums at the time or times required by this Lease.

SECTION 11
Mortgages

        Section 11.1.    Rights of Mortgage Holders.  No Annual Rent, Additional Rent or any other charge shall be paid more than ten (10) days prior to the due date thereof and payments made in violation of this provision shall (except to the extent that such payments are actually received by a mortgagee in possession or in the process of foreclosing its mortgage) be a nullity as against such mortgagee and Tenant shall be liable for the amount of such payments to such mortgagee.

        In the event of any act or omission by Landlord which would give Tenant the right to terminate this Lease or to claim a partial or total eviction, Tenant shall not exercise any such right (a) until it shall have given notice, in the manner provided in Section 12.1, of such act or omission to the holder of any mortgage encumbering the Premises whose name and address shall have been furnished to Tenant in writing, at the last address so furnished, and (b) until thirty (30) days shall have elapsed following the giving of such notice or such reasonable period of time thereafter as is necessary for remedying such act or omission, provided that following the giving of such notice, Landlord or such holder shall, with reasonable diligence, have commenced and continued to remedy such act or omission or to cause the same to be rendered.

        Section 11.2.    Subordination and Attornment.  (a) This Lease is subject and subordinate to all current or future mortgages and ground leases affecting the Building and/or Lot, and, at the request of any mortgagee or ground lessor, Tenant shall attorn to such mortgagee or ground lessor, its successors in interest or any purchaser in a foreclosure sale, provided that the mortgagee or ground lessor, as the case may be, agrees, by a written instrument in recordable form and in the customary form of such mortgagee or ground lessor ("Nondisturbance Agreement") that, as long as Tenant shall not be in default of the obligations on its part to be kept and performed under the terms of this Lease, this Lease will not be affected and Tenant's possession hereunder will not be disturbed by any default in, termination, and/or foreclosure of, such mortgage or ground lease, as the case may be.

        (b)    If a ground lessor or mortgagee or any other person or entity shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or the delivery of a new lease or deed, or otherwise, then at the request of the successor landlord, Tenant shall be deemed to have attorned to and recognized such successor landlord as Landlord under this Lease. The provisions of this Article are self-operative and require no further instruments to give effect hereto; provided, however, that Tenant shall promptly execute and deliver any instrument that such successor landlord may reasonably request (i) evidencing such attornment, (ii) setting forth the terms and conditions of Tenant's tenancy, and (iii) containing such other terms and conditions as may be required by such mortgagee or ground lessor, provided that such successor landlord is obligated to recognize Tenant pursuant to the provisions of a Nondisturbance Agreement, as defined in Section 10.1(a). Upon such attornment this Lease shall continue in full force and effect as a direct lease between such successor landlord and Tenant upon all of the terms, conditions and covenants set forth in this Lease except that such successor landlord shall not be:

        (i)    liable for any act or omission of any prior landlord except for any continuing defaults relating to the maintenance or repair of the Premises of which Tenant shall have given such ground lessor or mortgagee prior written notice;

        (ii)    subject to any defense, claim, counterclaim, set-off or offsets which Tenant may have against any prior landlord;

        (iii)    bound by any prepayment of more than one month's rent to any prior landlord;

        (iv)    bound by any obligation to make any payment to Tenant which was required to be made prior to the time such successor landlord succeeded to Landlord's interest;

        (v)    bound by any obligation to perform any work or to make improvements to the Premises; or

        (vi)    bound by any modification, amendment or renewal of this Lease made without the successor landlord's consent.

         Section 11.3.    Subordination of Mortgage.  Any mortgagee may elect that this Lease shall have priority over the mortgage that it holds and, upon notification to Tenant by such mortgagee, this Lease shall be deemed to have priority over such Mortgage, regardless of the date of this Lease.

        Section 11.4.    Provisions.  The provisions of this Article shall (a) inure to the benefit of Landlord, any future owner of the Building or the Lot, ground lessor or mortgagee and (b) apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any such ground lease or mortgage.

SECTION 12
Miscellaneous Provisions

        Section 12.1.    Notices from One Party to the Other.  All notices required or permitted hereunder shall be in writing and shall be sent by overnight delivery via a nationally recognized overnight carrier that maintains delivery receipts or shall be sent via in-hand delivery and shall be addressed, if to Tenant, at the Address of Tenant or such other address as Tenant shall have last designated by notice in writing to Landlord and, if to Landlord, at the Address of Landlord or such other address as Landlord shall have last designated by notice in writing to Tenant. Any notice shall be deemed duly given when delivered or tendered for delivery at such address.

        Section 12.2.    Quiet Enjoyment.  Landlord agrees that upon Tenant's paying the rent and performing and observing the terms, covenants, conditions and provisions on its part to be performed and observed, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the term without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.

        Section 12.3.    Lease Not to be Recorded; Notice of Lease.  Tenant agrees that it will not record this Lease. If the Term of this Lease, including options, exceeds seven years, Landlord and Tenant agree that, on the request of either, they will enter and record a notice of lease in form reasonably acceptable to Landlord.

        Section 12.4.    Bind and Inure; Limitation of Landlord's Liability.  The obligations of this Lease shall run with the Lot, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No owner of the Premises shall be liable under this Lease except for breaches of Landlord's obligations occurring while owner of the Premises. The obligations of Landlord shall be binding upon the assets of Landlord which comprise the Premises but not upon other assets of Landlord. No individual partner, trustee, stockholder, officer, director, employee or beneficiary of Landlord shall be personally liable under this Lease and Tenant shall look solely to Landlord's interest in the Premises in pursuit of its remedies upon an event of default hereunder, and the general assets of Landlord and its partners, trustees, stockholders, officers, employees or beneficiaries of Landlord shall not be subject to levy, execution or other enforcement procedure for the satisfaction of the remedies of Tenant.

        Section 12.5.    Acts of God.  In any case where either party hereto is required to do any act (other than the payment of money), delays caused by or resulting from acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond such party's reasonable control shall not be counted in determining the time during which work shall be completed, whether such time be designated by a fixed date, a fixed time or a "reasonable time", and such time shall be deemed to be extended by the period of such delay.

        Section 12.6.    Landlord's Default.  Landlord shall not be deemed to be in default in the performance of any of its obligations hereunder unless it shall fail to perform such obligations within thirty (30) days after notice from Tenant to Landlord specifying such default or, if such default cannot be cured within such 30 day period, Landlord has not commenced diligently to correct the default so specified within 30 days or has not thereafter diligently pursued such correction to completion. Tenant shall have no right, for any default by Landlord, to offset or counterclaim against any rent due hereunder.

        Section 12.7.    Brokerage.  Tenant warrants and represents to Landlord that it has had no dealings with any broker or agent in connection with this Lease other than the Brokers set forth in Section 1 and covenants to defend with counsel approved by Landlord, hold harmless and indemnify Landlord from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any broker or agent other than the Broker set forth in Section 1.

        Section 12.8.    Miscellaneous.  This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. There are no prior oral or written agreements between Landlord and Tenant affecting this Lease.

        Section 12.9.    Security Deposit.  Tenant shall deposit the Security Deposit with Landlord upon the execution of this Lease in cash as security for the faithful performance and observance by Tenant of the terms, covenants and conditions of this Lease, including the surrender of possession of the Premises to Landlord as herein provided.

        In lieu of a cash deposit, Tenant may deliver the Security Deposit to Landlord in the form of a clean, irrevocable, non-documentary and unconditional letter of credit (the "Letter of Credit") issued by and drawable upon any commercial bank satisfactory to Landlord, trust company, national banking association or savings and loan association (the "Issuing Bank"), which has outstanding unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as "+" or "-" or numerical notation, "Aa" or better by Moody's Investors Service and "AA" or better by Standard & Poor's Rating Service, and has combined capital, surplus and undivided profits of not less than $500,000,000. Such Letter of Credit shall (a) name Landlord as beneficiary, (b) be in the amount of the Security Deposit, (c) have a term of not less than one year, (d) permit multiple drawings, (e) be fully transferable by Landlord without the payment of any fees or charges by Landlord, and (f) otherwise be in form and content satisfactory to Landlord. If upon any transfer of the Letter of Credit, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Tenant and the Letter of Credit shall so specify. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one year each thereafter during the Term unless the Issuing Bank sends a notice (the "Non-Renewal Notice") to Landlord by certified mail, return receipt requested, not less than 45 days next preceding the then expiration date of the Letter of Credit stating that the Issuing Bank has elected not to renew the Letter of Credit. Landlord shall have the right, upon receipt of the Non-Renewal Notice, to draw the full amount of the Letter of Credit, by sight draft on the Issuing Bank, and shall thereafter hold or apply the cash proceeds of the Letter of Credit pursuant to the terms of this Section. The Issuing Bank shall agree with all drawers, endorsers and bona fide holders that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank at an office location in Boston or another location acceptable to Landlord. The Letter of Credit shall be subject in all respects to the Uniform Customs and Practice for Documentary Credits (1993 revision), International Chamber of Commerce Publication No. 500.

        If Tenant defaults in the payment or performance of any of the terms, covenants or conditions of this Lease beyond the expiration of applicable notice and cure periods, if any, including the payment of Annual Rent or Additional Rent, Landlord may apply or retain the whole or any part of the cash Security Deposit or may notify the Issuing Bank and thereupon receive all or a portion of the Security Deposit represented by the Letter of Credit and use, apply, or retain the whole or any part of such proceeds, as the case may be, to the extent required for the payment of any such rent or any other sums as to which Tenant is in default including (a) any sum which Landlord may expend or may be required to expend by reason of Tenant's default, and/or (b) any damages or deficiency to which Landlord is entitled pursuant to this Lease or applicable legal requirements, whether such damages or deficiency accrues before or after summary proceedings or other reentry by Landlord. If Landlord applies or retains any part of the Security Deposit, Tenant, upon demand, shall deposit with Landlord the amount so applied or retained so that Landlord shall have the full Security Deposit on hand at all times during the Term. If Tenant shall fully and faithfully comply with all of the terms, covenants and conditions of this Lease, the Security Deposit shall be returned to Tenant after the expiration of the Term and after delivery of possession of the Premises to Landlord in the manner required by this Lease. Tenant expressly agrees that Tenant shall have no right to apply any portion of the Security Deposit against any of Tenant's obligations to pay rent or other sums due hereunder.

        Upon a sale of the Lot or the Building or any financing of Landlord's interest therein, Landlord shall transfer the cash Security Deposit or the Letter of Credit, as applicable, to the vendee or lender (if required by such lender). With respect to the Letter of Credit, within five days after notice of such sale or financing, Tenant, at its sole cost, shall arrange for the transfer of the Letter of Credit to the new landlord or the lender (if required by such lender), as designated by Landlord in the foregoing notice or have the Letter of Credit reissued in the name of the new landlord or the lender. Provided that such cash Security Deposit or Letter of Credit is transferred to the new landlord or lender, Tenant shall look solely to the new landlord or lender for the return of such cash Security Deposit or Letter of Credit and the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new landlord. Tenant shall not assign or encumber or attempt to assign or encumber the cash Security Deposit or Letter of Credit and neither Landlord nor its successors or assigns shall be bound by any such action or attempted assignment, or encumbrance.

        Notwithstanding any terms or provisions of this Lease to the contrary, provided that there shall be no default under this Lease beyond the expiration of applicable notice and cure periods at the time, the Security Deposit shall be reduced to $299,587.50 (the "Reduced Security Deposit") (i) within 30 days of the BroadVision Assignment or (ii) within thirty (30) days of the date that BroadVision delivers an unconditional guaranty to Landlord (in a form acceptable to Landlord) of all of Tenant's obligations under this Lease, whenever arising, and BroadVision otherwise meets (on the date of the execution and delivery of such guaranty) the requirements for Landlord's consent to the BroadVision Assignment (except for clause iii thereof) described in the third paragraph of Section 8.15 as if such guaranty were instead the BroadVision Assignment. If the reduction of the Security Deposit is required under the prior sentence, Landlord shall nevertheless not be obligated to deliver the portion of the security deposit (i.e., $800,919.00) to be so reduced (or, if applicable, the original Letter of Credit) to Tenant unless and until Landlord shall have received (i) if applicable, a Letter of Credit meeting the above requirements of this Section 12.9 in the amount of the Reduced Security Deposit and (ii) a written direction from both Interleaf, Inc. and BroadVision regarding the return of such funds, which direction shall include wiring or delivery instructions and a release of liability by such parties for the benefit of Landlord with respect to the return of such amount of the Security Deposit.

        Section 12.10.    Waiver of Trial By Jury.  LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTERS IN ANY WAY ARISING OUT OR CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE, EMERGENCY OR OTHERWISE. If Landlord commences any summary process proceeding against Tenant, Tenant will not interpose any counterclaim of any nature or description in any such proceeding (unless failure to impose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.

        Section 12.11.    No Surrender or Release.  No act or thing done by Landlord or Landlord's agents or employees during the Term shall be deemed an acceptance of a surrender of the Premises, and no provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver is in writing and is signed by Landlord, and any such waiver shall be effective only for the specific purpose an in the specific instance in which given.

        Section 12.12.    No Representations.  Except as expressly set forth herein, Landlord and Landlord's agents have made no warranties, representations, statements or promises with respect to the Building, the Lot or the Premises and no rights, easements or licenses are acquired by Tenant by implication or otherwise. This Lease contains the entire agreement between the parties and all understandings and agreements previously made between Landlord and Tenant are merged in this Lease, which alone fully and completely expresses their agreement. Tenant is entering into this Lease after full investigation and is not relying upon any statement or representation made by Landlord not embodied in this Lease.

        Section 12.13.    No Money Damages.  Wherever in this Lease Landlord's consent or approval is required, if Landlord refuses to grant such consent or approval, whether or not Landlord expressly agreed that such consent or approval would not be unreasonably withheld, Tenant shall not make, and Tenant hereby waives, any claim for money damages (including any claim by way of set-off, counterclaim or defense) based upon Tenant's claim or assertion that Landlord unreasonably withheld or delayed its consent or approval; and Tenant's sole remedy shall be to seek injunctive relief.

        Section 12.14.    Financial Statements.  Within ten (10) days after Landlord's request, which request may be made from time to time during the Term, Tenant shall deliver to Landlord the current audited financial statements of Tenant with an opinion of a certified public accountant, including a balance sheet and profit and loss statement for the most recent prior year, all prepared in accordance with generally accepted accounting principles consistently applied.

        Section 12.15.    Tenant's Signage.  Subject to Tenant's receipt of all necessary approvals therefore from all applicable governmental agencies (including, without limitation, the City of Waltham) and subject to Landlord's review and prior written reasonable approval of the size, location and design of such sign, Tenant shall be allowed to install, at Tenant's sole cost and expense, a single-tenant tenant identification monument sign in front of the Building (on which Tenant shall have the exclusive right to maintain a Tenant identification sign); provided, however, that if Tenant shall at any time lease in excess of 73,000 square feet at the Building, Tenant shall have the right to erect a sign on the exterior of the Building facade facing Fifth Avenue in a location designated by Landlord and having a design and size approved by Landlord. Upon the expiration or sooner termination of the term of this Lease, Tenant shall remove all such signage at its expense and shall pay for any damage caused to the Building or the monument caused by the installation or removal of such signage. Upon the expiration of the term, Landlord shall have the right to direct Tenant to either remove the monument bearing such sign or to leave the same for use by a future tenant.

        Section 12.16.    Intentionally Omitted.

        Section 12.17.    Renovation of Lobby and Cafeteria.  Landlord shall use reasonable efforts to substantially complete the renovation of the existing Building lobby and the existing cafeteria within sixty (60) days of the Term Commencement Date, subject to the duration of any delays described in Section 12.5 and subject to the duration of any delays caused by the failure of the existing tenant(s) of the First Floor Premises to vacate the same on the dates scheduled for vacation of the same.

        Section 12.18.    Satellite Dish.  Landlord hereby grants to Tenant a non-exclusive and non-transferable license ("License"), coterminous with the term hereof unless, at Landlord's election, earlier terminated due to Tenant's failure to comply with the provisions of this Section 12.18, to use, after prior written notice to Landlord, such area of the roof of the Building as shall be designated by Landlord (so as to avoid interference with, to or from other current or future users on the roof) for the installation and operation of a satellite dish and connecting equipment (the "Satellite Dish"). Tenant shall pay a fee for the License at the then prevailing market rate for such a License on the roof the Building, as determined by Landlord from time to time. The Satellite Dish shall be installed and maintained in accordance with plans and specifications approved in writing by Landlord and such other reasonable requirements as Landlord shall impose. The provisions of this Lease shall apply to Tenant's use of the License pursuant to this Section 12.18 just as if the License were part of the Premises except that the License is non-exclusive and non-transferable, and is subject to termination by Landlord in the event of Tenant's failure to comply with any provision of this Lease related to the use of the License or upon the occurrence of an Event of Default by Tenant under this Lease. The cost of any repair to any damage to the Building caused by Tenant in connection with installation, maintenance, repair, replacement or removal of the Satellite Dish shall be paid by Tenant.

        Tenant will save Landlord harmless and will exonerate, defend and indemnify Landlord, from any against any and all claims, liabilities and penalties, including reasonable attorneys' fees, asserted by or on behalf of any person, firm corporation or public authority in connection with the installation, operation, repair, maintenance, replacement or removal of the Satellite Dish.

        Tenant may have access to the roof of the Building (accompanied by a representative of Landlord if Landlord so requires) where necessary in connection with the installation, maintenance, repair, replacement and removal of the Satellite Dish. Landlord shall have right to cause Tenant to relocate, at Tenant's sole cost and expense, the Satellite Dish to another portion of the roof of the Building by written notice delivered to Tenant. Landlord shall not grant a license for the installation of a satellite dish to another tenant of the Building that will materially interfere with the operation of Tenant's satellite dish.

        Section 12.19.    Generator Pad.  Subject to Tenant's receipt of all necessary approvals therefor from all applicable governmental agencies (including, without limitation, the City of Waltham) and subject to Landlord's review and prior written approval of the plans and the location for the same, Tenant shall have the right to erect a concrete generator pad outside of the Building on the Lot and operate a generator on such pad that shall serve the Premises exclusively; provided, however, that the location of all interior Building connections, piping and wiring to the same shall be subject to Landlord's prior written approval, which Landlord may withhold in its sole discretion. Upon the expiration or sooner termination of the term of this Lease, Tenant shall remove the generator (but leave the generator pad) and, at Landlord's direction, all piping and connections to the same, and Tenant shall repair all damage to the Building caused by such removal.

        Tenant will save Landlord harmless and will exonerate, defend and indemnify Landlord, from any against any and all claims, liabilities and penalties, including reasonable attorneys' fees, asserted by or on behalf of any person, firm corporation or public authority in connection with the installation, operation, repair, maintenance, replacement or removal of the generator.

        Section 12.20.    Confidentiality Agreement.  Tenant and Landlord agree that all of the terms and provisions of this Lease shall be kept and treated as confidential by each party and each party's partners, officers, directors, employees, representatives and agents. Neither Landlord nor Tenant may divulge or disclose, at any time, any terms or provisions of this Lease to any person, entity, firm, organization or corporation, except for disclosures made to comply with law and except for disclosures made to (i) each party's employees, directors, representatives, attorneys or agents obligated to maintain the confidentiality thereof for the sole purposes of interpreting the terms and provisions of this Lease and (ii) to prospective lenders, purchasers, assignees, or sublessees. In the event that either party shall be required to disclose any of the terms and provisions of this Lease in connection with any court, administrative or other governmental proceeding, such party shall be permitted to do so provided that such party has provided the other party with prompt notice of such requirement so that the other party has had an opportunity to seek an appropriate protective order. Each party agrees that a breach of this confidentiality provision, or such a breach by any person to whom it has disclosed any of the terms and provisions hereof, will cause irreparable harm to the non-disclosing party.

       WITNESS the execution hereof under seal as of the day and year first above written.

LANDLORD:

VEF III FUNDING, LLC, a Delaware
limited liability company

By:	Value Enhancement Fund III, LLC,
a Georgia limited liability company,
its manager

	By:	Lend Lease Real Estate
Investments, Inc., its manager

By:
Name:

Title:

TENANT:

INTERLEAF, INC.

By:

Name:
Title:

SCHEDULE 1 LANDLORD'S WORK

First Floor Second Stage Premises, Second Floor Premises, Third Floor Premises and Fourth Floor Premises

A.	Reapplication of fireproofing in accordance with Landlord's Building fireproofing program.
First Floor First Stage Premises
A.	Erection of partition walls to demise First Floor First Stage Premises from adjacent space on First Floor of the Building to be utilized by DOME imaging systems, inc.
B.	Reapplication of fireproofing in accordance with Landlord's Building fireproofing program.

EXHIBIT A

EXHIBIT B

EXHIBIT C

EXHIBIT D

EXHIBIT E

EXHIBIT F

EXHIBIT A:                Plan of Premises E

EXHIBIT B:                Description of Lot

EXHIBIT C:                Parking Area

EXHIBIT D:                Cleaning Specifications

EXHIBIT E:                Rules and Regulations